EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.2 Million, or $0.41 per Diluted Share, in the Second Quarter of 2025; Increases Quarterly Cash Dividend to $0.145 Per Share

HELENA, Mont., July 29, 2025 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.2 million, or $0.41 per diluted share, in the second quarter of 2025, compared to $3.2 million, or $0.41 per diluted share, in the preceding quarter, and $1.7 million, or $0.22 per diluted share, in the second quarter of 2024. In the first six months of 2025, net income increased to $6.5 million, or $0.83 per diluted share, compared to $3.6 million, or $0.46 per diluted share, in the first six months of 2024.

Eagle’s board of directors declared a quarterly cash dividend of $0.145 per share on July 24, 2025. The dividend will be payable September 5, 2025, to shareholders of record August 15, 2025. The current dividend represents an annualized yield of 3.32% based on recent market prices.

“We delivered strong financial results for the second quarter of 2025, marked by growth in both loans and deposits, as well as continued expansion in our net interest margin,” said Laura F. Clark, President and CEO. “Our efforts to strengthen the balance sheet and expand our community banking presence throughout Montana are yielding results, supported by a stable core deposit base and a diversified loan portfolio. Despite the ongoing impact of market volatility and interest rate fluctuations, we remain well-positioned within our markets to drive sustainable growth throughout the remainder of the year.”

Second Quarter 2025 Highlights (at or for the three-month period ended June 30, 2025, except where noted):

  Net income was $3.2 million, or $0.41 per diluted share, in the second quarter of 2025, which is consistent with the preceding quarter, and compared to $1.7 million, or $0.22 per diluted share, in the second quarter a year ago.
  Net interest margin (“NIM”) was 3.91% in the second quarter of 2025, a 17-basis point increase compared to 3.74% in the preceding quarter and a 50-basis point increase compared to the second quarter a year ago.
  Net interest income, before the provision for credit losses, increased 7.4% to $18.1 million in the second quarter of 2025, compared to $16.9 million in the first quarter of 2025, and increased 16.1% compared to $15.6 million in the second quarter of 2024.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) increased 9.7% to $23.0 million in the second quarter of 2025, compared to $20.9 million in the preceding quarter and increased 15.3% compared to $19.9 million in the second quarter a year ago.
  Total loans increased 3.4% to $1.57 billion, at June 30, 2025, compared to $1.52 billion a year earlier, and increased 3.0% compared to $1.52 billion at March 31, 2025.
  The allowance for credit losses represented 1.13% of portfolio loans and 348.8% of nonperforming loans at June 30, 2025, compared to 1.11% of total portfolio loans and 330.8% of nonperforming loans at June 30, 2024, and compared to 1.10% of total portfolio loans and 313.2% of nonperforming loans at March 31, 2025.
  Total deposits increased $119.1 million or 7.4% to $1.74 billion at June 30, 2025, compared to a year earlier, and increased $48.0 million or 2.8%, compared to March 31, 2025.
  The Company’s available borrowing capacity was approximately $463.0 million at June 30, 2025, compared to $374.5 million at June 30, 2024, and $437.4 million at March 31, 2025.
  The Company repurchased 25,000 shares of the Company’s common stock in the second quarter at an average price of $16.34 per share.
  The Company paid a quarterly cash dividend in the second quarter of $0.1425 per share on June 6, 2025, to shareholders of record May 16, 2025.

Balance Sheet Results

Total assets were $2.14 billion at June 30, 2025, compared to $2.10 billion a year ago, and $2.09 billion three months earlier. The investment securities portfolio totaled $285.0 million at June 30, 2025, compared to $306.9 million a year ago, and $291.7 million at March 31, 2025.

Eagle originated $78.6 million in new residential mortgages during the quarter and sold $54.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.81%. This production compares to residential mortgage originations of $43.2 million in the preceding quarter with sales of $42.8 million and an average gross margin on sale of mortgage loans of approximately 3.15%.

Total loans increased $52.2 million, or 3.4%, compared to a year ago, and increased $46.2 million, or 3.0%, from three months earlier. Commercial real estate loans increased 7.6% to $675.3 million at June 30, 2025, compared to $627.3 million a year earlier. Commercial real estate loans were comprised of 71.9% non-owner occupied and 28.1% owner occupied at June 30, 2025. Agricultural and farmland loans increased 13.5% to $317.3 million at June 30, 2025, compared to $279.5 million a year earlier. Residential mortgage loans decreased 6.3% to $147.1 million, compared to $157.1 million a year earlier. Commercial loans increased 6.1% to $152.3 million, compared to $143.6 million a year ago. Commercial construction and development loans decreased 26.5% to $101.0 million, compared to $137.4 million a year ago. Home equity loans increased 10.3% to $102.8 million, residential construction loans decreased 6.1% to $47.1 million, and consumer loans decreased 8.4% to $26.7 million, compared to a year ago.

"Over the past several quarters, our deposit mix has shifted toward higher-yielding deposit products, consistent with trends seen across the community banking sector in response to a sustained high interest rate environment. Following the rate cuts from the latter half of 2024, we have begun to see a moderation in deposit pricing. We anticipate this trend will continue as maturing certificates of deposit reprice at lower rates,” said Miranda Spaulding, CFO. “However, we remain cautious, as emerging inflationary pressures-including potential impacts from new tariffs and broader cost increases-could influence future interest rate policy and impact our current repricing expectations.”

Total deposits increased to $1.74 billion at June 30, 2025, compared to $1.62 billion at June 30, 2024, and $1.69 billion at March 31, 2025. Noninterest-bearing checking accounts represented 24.0%, interest-bearing checking accounts represented 11.8%, savings accounts represented 11.8%, money market accounts comprised 25.9% and time certificates of deposit made up 26.5% of the total deposit portfolio at June 30, 2025. Time certificates of deposit include $1.4 million in brokered certificates at June 30, 2025, compared to $26.2 million at June 30, 2024 and $6.2 million at March 31, 2025. The average cost of total deposits was 1.62% in the second quarter of 2025, compared to 1.67% in the preceding quarter and 1.70% in the second quarter of 2024. The estimated amount of uninsured deposits was approximately $329.0 million, or 19% of total deposits, at June 30, 2025, compared to $309.0 million, or 18% of total deposits, at March 31, 2025.

FHLB advances and other borrowings decreased to $119.4 million at June 30, 2025, compared to $215.1 million at June 30, 2024, and $125.0 million at March 31, 2025. The average cost of FHLB advances and other borrowings was 4.65% in the second quarter of 2025, compared to 4.75% in the preceding quarter and 5.47% in the second quarter of 2024.

Shareholders’ equity was $180.6 million at June 30, 2025, compared to $170.2 million a year earlier and $177.6 million three months earlier. Book value per share increased to $22.72 at June 30, 2025, compared to $21.23 a year earlier and $22.26 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, increased to $17.86 at June 30, 2025, compared to $16.25 a year earlier and $17.38 three months earlier.

Operating Results

“The combination of higher yields on interest-earning assets and a decline in our cost of funds led to a 17-basis point increase in our net interest margin this second quarter compared to the prior quarter. Given the current Fed rate environment, we expect further improvement in our funding costs moving forward,” said Spaulding.

Eagle’s NIM was 3.91% in the second quarter of 2025, a 17-basis point increase compared to 3.74% in the preceding quarter and a 50-basis point improvement compared to the second quarter a year ago. The interest accretion on acquired loans totaled $607,000 and resulted in a 13 basis-point increase in the NIM during the second quarter of 2025, compared to $172,000 and a four basis-point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the second quarter of 2025 increased to 5.85%, compared to 5.76% in the first quarter of 2025 and 5.64% in the second quarter a year ago. Funding costs for the second quarter of 2025 were 2.45%, compared to 2.54% in the first quarter of 2025 and 2.78% in the second quarter of 2024. For the first six months of 2025, NIM expanded 45 basis points to 3.82% compared to 3.37% for the first six months of 2024.

Net interest income, before the provision for credit losses, increased 7.4% to $18.1 million in the second quarter of 2025, compared to $16.9 million in the first quarter of 2025, and increased 16.1% compared to $15.6 million in the second quarter of 2024. Year-to-date, net interest income increased 13.6% to $35.0 million, compared to $30.8 million in the same period one year earlier.

Revenues for the second quarter of 2025 increased 9.7% to $23.0 million, compared to $20.9 million in the preceding quarter and increased 15.3% compared to $19.9 million in the second quarter a year ago. In the first six months of 2025, revenues were $43.9 million, a 12.3% increase compared to $39.1 million in the first six months of 2024.

Total noninterest income increased 19.7% to $4.8 million in the second quarter of 2025, compared to $4.0 million in the preceding quarter, and increased 12.6% compared to $4.3 million in the second quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.9 million in the second quarter of 2025, compared to $2.1 million in the preceding quarter and $2.4 million in the second quarter a year ago. This increase compared to the preceding quarter was largely driven by an increase in net gain on sale of mortgage loans. In the first six months of 2025, noninterest income increased 7.3% to $8.8 million, compared to $8.2 million in the first six months of 2024. Net mortgage banking income increased 9.9% to $5.1 million in the first six months of 2025, compared to $4.6 million in the first six months of 2024.

Eagle’s second quarter noninterest expense was $17.9 million, an increase of 5.4% compared to $17.0 million in the preceding quarter and a 3.6% increase compared to $17.3 million in the second quarter a year ago. Higher salaries and employee benefits expense contributed to the quarter-over-quarter increase and was driven by an increase in commissions expense due to higher mortgage originations. In the first six months of 2025, noninterest expense increased 1.7% to $34.9 million, compared to $34.3 million in the first six months of 2024.

For the second quarter of 2025, the Company recorded income tax expense of $751,000. This compared to income tax expense of $631,000 in the preceding quarter and $444,000 in the second quarter of 2024. The effective tax rate for the second quarter of 2025 was 18.8%, compared to 16.3% for the first quarter of 2025 and 20.3% for the second quarter of 2024. The year-to-date effective tax rate was 17.6% for 2025 compared to 18.3% for the same period in 2024. The effective tax rate has been impacted by an increase in the proportion of tax-exempt income compared to pretax earnings, as well as tax credits from investments in low-income housing tax credit projects.

Credit Quality

During the second quarter of 2025, Eagle recorded a $1.0 million provision for credit losses. This compared to a $42,000 provision for credit losses in the preceding quarter and a $412,000 provision for credit losses in the second quarter a year ago. The allowance for credit losses represented 348.8% of nonperforming loans at June 30, 2025, compared to 313.2% three months earlier and 330.8% a year earlier. Nonperforming loans were $5.1 million at June 30, 2025, $5.3 million at March 31, 2025, and $5.1 million a year earlier. Net loan charge-offs totaled $48,000 in the second quarter of 2025, compared to net loan charge-offs of $2,000 in both the preceding quarter and in the second quarter a year ago. The allowance for credit losses was $17.7 million, or 1.13% of total loans, at June 30, 2025, compared to $16.7 million, or 1.10% of total loans, at March 31, 2025, and $16.8 million, or 1.11% of total loans, a year ago.

Capital Management

The Bank’s Tier 1 capital to adjusted total average assets was 10.34% as of June 30, 2025. The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.77% at June 30, 2025, up from 6.33% a year ago and unchanged compared to three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. As of June 30, 2025, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will,” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the impact of any new regulatory, policy or enforcement developments resulting from the change in U.S. presidential administration, including the implantation of tariffs and other protectionist trade policies; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies, or any leadership changes of those determining such policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	June 30,	March 31,	June 30,
	2025	2025	2024

Assets:
Cash and due from banks	$25,701	$21,360	$22,361
Interest bearing deposits in banks	1,183	1,445	1,401
Federal funds sold	44	-	-
Total cash and cash equivalents	26,928	22,805	23,762
Securities available-for-sale, at fair value	285,023	291,661	306,869
Federal Home Loan Bank ("FHLB") stock	7,000	7,101	10,136
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	13,651	6,223	10,518
Loans:
Real estate loans:
Residential 1-4 family	147,143	149,699	157,053
Residential 1-4 family construction	47,146	45,508	50,228
Commercial real estate	675,285	666,265	627,326
Commercial construction and development	100,984	110,107	137,427
Farmland	162,182	153,456	142,353
Other loans:
Home equity	102,778	100,665	93,213
Consumer	26,658	26,978	29,118
Commercial	152,335	139,668	143,641
Agricultural	155,151	131,162	137,134
Total loans	1,569,662	1,523,508	1,517,493
Allowance for credit losses	(17,730)	(16,720)	(16,830)
Net loans	1,551,932	1,506,788	1,500,663
Accrued interest and dividends receivable	14,674	13,271	13,195
Mortgage servicing rights, net	15,120	15,282	15,614
Assets held-for-sale, at cost	703	960	257
Premises and equipment, net	100,909	101,759	98,397
Cash surrender value of life insurance, net	53,958	53,573	48,529
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	3,885	4,181	5,168
Other assets	24,979	25,941	26,976
Total assets	$2,137,633	$2,088,416	$2,098,955

Liabilities:
Deposit accounts:
Noninterest bearing	$417,324	$411,272	$400,113
Interest bearing	1,320,601	1,278,694	1,218,752
Total deposits	1,737,925	1,689,966	1,618,865
Accrued expenses and other liabilities	40,439	36,739	35,804
FHLB advances and other borrowings	119,407	124,952	215,050
Other long-term debt, net	59,224	59,186	59,074
Total liabilities	1,956,995	1,910,843	1,928,793

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 7,952,177, 7,977,177 and 8,016,784
shares outstanding at June 30, 2025, March 31, 2025, and
June 30, 2024, respectively	85	85	85
Additional paid-in capital	108,590	108,451	108,962
Unallocated common stock held by Employee Stock Ownership Plan	(3,724)	(3,867)	(4,297)
Treasury stock, at cost (555,252, 530,252,and 490,645 shares at
June 30, 2025, March 31, 2025 and June 30, 2024, respectively)	(11,925)	(11,517)	(11,124)
Retained earnings	105,470	103,366	97,413
Accumulated other comprehensive loss, net of tax	(17,858)	(18,945)	(20,877)
Total shareholders' equity	180,638	177,573	170,162
Total liabilities and shareholders' equity	$2,137,633	$2,088,416	$2,098,955

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30
	2025	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$24,442	$23,320	$22,782	$47,762	$44,724
Securities available-for-sale	2,397	2,451	2,631	4,848	5,355
FRB and FHLB dividends	236	260	264	496	511
Other interest income	75	38	145	113	174
Total interest and dividend income	27,150	26,069	25,822	53,219	50,764
Interest expense:
Interest expense on deposits	6,877	6,871	6,884	13,748	13,432
FHLB advances and other borrowings	1,459	1,626	2,625	3,085	5,122
Other long-term debt	669	670	681	1,339	1,364
Total interest expense	9,005	9,167	10,190	18,172	19,918
Net interest income	18,145	16,902	15,632	35,047	30,846
Provision for credit losses	1,038	42	412	1,080	277
Net interest income after provision for credit losses	17,107	16,860	15,220	33,967	30,569

Noninterest income:
Service charges on deposit accounts	393	389	428	782	828
Mortgage banking, net	2,926	2,125	2,417	5,051	4,594
Interchange and ATM fees	670	593	640	1,263	1,203
Appreciation in cash surrender value of life insurance	393	350	320	743	608
Other noninterest income	425	559	464	984	988
Total noninterest income	4,807	4,016	4,269	8,823	8,221

Noninterest expense:
Salaries and employee benefits	10,645	9,664	10,273	20,309	19,991
Occupancy and equipment expense	2,230	2,302	2,104	4,532	4,203
Data processing	1,305	1,330	1,382	2,635	2,907
Software subscriptions	715	658	511	1,373	1,039
Advertising	280	232	316	512	569
Amortization	298	320	348	618	717
Loan costs	354	372	412	726	810
FDIC insurance premiums	257	231	284	488	583
Professional and examination fees	391	520	423	911	907
Other noninterest expense	1,451	1,377	1,254	2,828	2,614
Total noninterest expense	17,926	17,006	17,307	34,932	34,340

Income before provision for income taxes	3,988	3,870	2,182	7,858	4,450
Provision for income taxes	751	631	444	1,382	814
Net income	$3,237	$3,239	$1,738	$6,476	$3,636

Basic earnings per common share	$0.42	$0.41	$0.22	$0.83	$0.46
Diluted earnings per common share	$0.41	$0.41	$0.22	$0.83	$0.46

Basic weighted average shares outstanding	7,791,320	7,812,248	7,830,925	7,801,726	7,827,926

Diluted weighted average shares outstanding	7,812,656	7,823,636	7,845,272	7,819,113	7,840,288

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,083	$1,349	$1,600
Net change in fair value of loans held-for-sale and derivatives	105	(115)	12
Mortgage servicing income, net	738	891	805
Mortgage banking, net	$2,926	$2,125	$2,417

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$3,432		$3,014
Net change in fair value of loans held-for-sale and derivatives	(10)		(161)
Mortgage servicing income, net	1,629		1,741
Mortgage banking, net	$5,051		$4,594

Performance Ratios (For the quarter):
Return on average assets	0.61%	0.62%	0.33%
Return on average equity	7.23%	7.66%	4.30%
Yield on average interest earning assets	5.85%	5.76%	5.64%
Cost of funds	2.45%	2.54%	2.78%
Net interest margin	3.91%	3.74%	3.41%
Core efficiency ratio*	76.80%	79.77%	85.22%

Performance Ratios (Year-to-date):
Return on average assets	0.62%		0.35%
Return on average equity	7.27%		4.49%
Yield on average interest earning assets	5.81%		5.55%
Cost of funds	2.49%		2.73%
Net interest margin	3.82%		3.37%
Core efficiency ratio*	78.22%		86.06%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024

Nonaccrual loans	$2,423	$2,701	$4,012
Loans 90 days past due and still accruing	2,660	2,638	1,076
Total nonperforming loans	5,083	5,339	5,088
Other real estate owned and other repossessed assets	86	46	4
Total nonperforming assets	$5,169	$5,385	$5,092

Nonperforming loans / portfolio loans	0.32%	0.35%	0.34%
Nonperforming assets / assets	0.24%	0.26%	0.24%
Allowance for credit losses / portfolio loans	1.13%	1.10%	1.11%
Allowance for credit losses/ nonperforming loans	348.81%	313.17%	330.78%
Gross loan charge-offs for the quarter	$51	$6	$12
Gross loan recoveries for the quarter	$3	$4	$10
Net loan charge-offs for the quarter	$48	$2	$2

	June 30,	March 31,	June 30,
	2025	2025	2024
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$22.72	$22.26	$21.23
Tangible book value per share**	$17.86	$17.38	$16.25
Shares outstanding	7,952,177	7,977,177	8,016,784
Tangible common equity to tangible assets***	6.77%	6.77%	6.33%

Other Information:
Average investment securities for the quarter	$287,707	$293,273	$306,207
Average investment securities year-to-date	$290,490	$293,273	$310,168
Average loans for the quarter ****	$1,554,756	$1,526,774	$1,513,313
Average loans year-to-date ****	$1,540,765	$1,526,774	$1,506,303
Average earning assets for the quarter	$1,862,024	$1,835,210	$1,837,418
Average earning assets year-to-date	$1,848,617	$1,835,210	$1,833,867
Average total assets for the quarter	$2,112,470	$2,079,142	$2,077,448
Average total assets year-to-date	$2,099,980	$2,079,142	$2,072,013
Average deposits for the quarter	$1,706,261	$1,671,349	$1,625,882
Average deposits year-to-date	$1,688,826	$1,671,349	$1,625,826
Average equity for the quarter	$179,104	$169,088	$161,533
Average equity year-to-date	$178,249	$169,088	$162,084

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$17,926	$17,006	$17,307	$34,932	$34,340

Net interest income	18,145	16,902	15,632	35,047	30,846
Noninterest income	4,807	4,016	4,269	8,823	8,221
Efficiency ratio denominator	22,952	20,918	19,901	43,870	39,067

Efficiency ratio (GAAP)	78.10%	81.30%	86.97%	79.63%	87.90%

Calculation of Core Efficiency Ratio:
Noninterest expense	$17,926	$17,006	$17,307	$34,932	$34,340
Intangible asset amortization	(298)	(320)	(348)	(618)	(717)
Core efficiency ratio numerator	17,628	16,686	16,959	34,314	33,623

Net interest income	18,145	16,902	15,632	35,047	30,846
Noninterest income	4,807	4,016	4,269	8,823	8,221
Core efficiency ratio denominator	22,952	20,918	19,901	43,870	39,067

Core efficiency ratio (non-GAAP)	76.80%	79.77%	85.22%	78.22%	86.06%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2025	2025	2024
Tangible Book Value:
Shareholders' equity	$180,638	$177,573	$170,162
Goodwill and core deposit intangible, net	(38,625)	(38,921)	$(39,908)
Tangible common shareholders' equity (non-GAAP)	$142,013	$138,652	$130,254

Common shares outstanding at end of period	7,952,177	7,977,177	8,016,784

Common shareholders' equity (book value) per share (GAAP)	$22.72	$22.26	$21.23

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$17.86	$17.38	$16.25

Tangible Assets:
Total assets	$2,137,633	$2,088,416	$2,098,955
Goodwill and core deposit intangible, net	(38,625)	(38,921)	(39,908)
Tangible assets (non-GAAP)	$2,099,008	$2,049,495	$2,059,047

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.77%	6.77%	6.33%

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010